Exhibit 10.5

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

March 1, 2017

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Berry Petroleum Company, LLC, a Delaware limited liability company (the “Company”), and Arthur “Trem” Smith (“Executive”), as of the date first set forth above (the “Effective Date”), on the terms set forth herein. Berry Petroleum Corporation, a Delaware corporation and a 100% parent of the Company (“Berry Petroleum”), is joining in this Agreement for the limited purpose of reflecting its agreement to the matters set forth herein as to it, but such joinder is not intended to make Berry Petroleum the employer of Executive for any purpose. Certain capitalized terms used in this Agreement are defined in Section 8.

In consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the parties agree as follows:

1. Position and Duties.

1.1 Employment; Titles; Reporting. The Company agrees to employ Executive and Executive agrees to be employed by the Company, upon the terms and subject to the conditions provided under this Agreement. During the Employment Term (as defined in Section 2), Executive will serve each of the Company and Berry Petroleum as the President and Chief Executive Officer, and will serve as a member of the Board of Directors of Berry Petroleum (including any committees thereof, the “Board”).

1.2 Duties. During the Employment Term, Executive will have such duties, responsibilities and authorities as may be assigned to him by the Board from time to time and otherwise consistent with such position in a publicly traded company comparable to Berry Petroleum which is engaged in natural gas and oil acquisition, development and production. Executive will devote substantially all of his full working time to the business and affairs of the Company and Berry Petroleum, will use his reasonable best efforts to promote the Company’s and Berry Petroleum’s interests, and will perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. Executive may be required by the Board to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company or Berry Petroleum, as applicable. Executive will comply with the Company’s and Berry Petroleum’s policies, codes and procedures, as they may be in effect from time to time, applicable to executive officers of the Company and Berry Petroleum. Subject to the preceding sentence, Executive may, with the prior approval of the Board in each instance, engage in other business and charitable activities, provided that such charitable and/or other business activities do not violate Section 7, create a conflict of interest with the Company or Berry Petroleum, or materially interfere with the performance of his obligations to the Company or Berry Petroleum under this Agreement.

1.3 Place of Employment. Executive will perform his duties under this Agreement at the Company’s offices in Dallas, Texas, with the expectation of substantial business travel.

2. Term of Employment.

Subject to earlier termination as hereinafter provided, Executive’s employment hereunder will be for a term of three (3) years (the “Initial Term”), commencing on the Effective Date. Beginning on the third anniversary of the Effective Date, the term will automatically, without further action by Executive or the Company, be extended for one (1) year; provided, however, that either Executive or the Company may, by written notice to the other given not less than sixty (60) days prior to the scheduled expiration of the term, cause the term to cease to extend automatically. The term of this Agreement is hereafter referred to as the “Employment Term.” The date on which Executive’s employment ends is referred to in this Agreement as the “Termination Date.” Upon termination of Executive’s employment hereunder for any reason, Executive will be deemed to have resigned from all positions that Executive holds as an officer or member of the Board (or a committee thereof) of the Company, Berry Petroleum, or any of their subsidiaries or affiliates.

3. Compensation.

3.1 Base Salary. During the Employment Term, Executive will be entitled to receive a base salary (“Base Salary”) at an annual rate of $650,000, payable in accordance with Company’s regular payroll practices.

3.2 Bonus Compensation. For each calendar year ending during the Employment Term, Executive will be eligible to earn an annual bonus (the “Annual Incentive Bonus”) in the target amount of $650,000 (the “Target Bonus Amount”) and a maximum equal to 200% of the Target Bonus Amount; provided, however, that Executive’s Target Bonus Amount for the 2017 calendar year will be $545,000. The Target Bonus Amount will be reviewed annually by the Board and may be adjusted upward in the Board’s sole discretion, but not downward. The actual amount of the Annual Incentive Bonus with respect to the 2017 calendar year, and any subsequent calendar years, will be determined by the Board based on Executive’s and the Company’s fulfillment of performance goals established by the Board (after consultation with Executive) with respect to the applicable calendar year. The performance goals applicable to Executive’s Annual Incentive Bonus for the 2017 calendar year will be determined by the Board (after consultation with Executive) on or before May 31, 2017. The performance goals applicable to Executive’s Annual Incentive Bonus for each subsequent calendar year during the Employment Term will be established no later than March 31 of such calendar year. Except as provided in Section 6.1, the Annual Incentive Bonus for any calendar year will (if and to the extent earned) be paid no later than the March 15th following the completion of such calendar year.

3.3 Long-Term Incentive Awards.

(a) Sign-On Equity Awards. On or before May 31, 2017, Executive will receive long-term incentive compensation awards (the “Sign-On Equity Awards”) under an omnibus equity incentive plan to be adopted by Berry Petroleum (the “Equity Plan”). The Sign-On Equity Awards will have an aggregate grant date target value of $4,000,000. The terms and conditions of the Sign-On Equity Awards (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) will be determined by the Board, provided that (a) a portion of the Sign-On Equity Awards will be subject to performance-based vesting conditions established by the Board (after consultation with Executive), and (b) the remainder will vest in three (3) equal annual installments beginning on the first anniversary of the grant date of the Sign-On Equity Award, subject to Executive’s continuous employment through each such vesting date. The Sign-On Equity Awards will be subject to the Equity Plan and will be memorialized in (and subject to the terms of) written award agreements approved by the Board.

(b) Future Annual Equity Awards. After the expiration of the Initial Term, and subject Executive’s continuing employment under the terms of this Agreement at that time, Executive will be eligible to receive annual equity awards (“Annual Equity Awards”). The actual grant date target value of any such Annual Equity Awards will be determined in the discretion of the Board after taking into account the Company’s and Executive’s performance and other relevant factors, but it is contemplated that such Annual Equity Awards will have an aggregate grant date target value equal to the sum of Executive’s Base Salary and Target Bonus Amount for the calendar year of grant, subject to the Board’s evaluation of Executive’s performance and then current market compensatory levels and practices. It is further contemplated that the terms and conditions of the Annual Equity Awards (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) will be the same as such terms and conditions applicable to the annual long-term incentive awards granted to other senior executive officers of the Company at the time of such grants.

(c) Sale of Berry Petroleum. Upon a Sale of Berry Petroleum (as defined in Section 8(d)), all outstanding and unvested equity awards then held by Executive will be deemed fully vested, and all performance-based vesting conditions with respect to such awards will be deemed achieved at the “target” performance levels set forth in the applicable award agreement.

4. Expenses and Other Benefits.

4.1 Reimbursement of Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable expenses, including all reasonable travel expenses, incurred by him during the Employment Term (in accordance with the policies and practices as may be established by the Company from time to time) in performing services under this Agreement, provided that Executive properly accounts for such expenses in accordance with the Company’s policies as in effect from time to time. Without limiting or expanding the immediately preceding sentence, in connection with any travel by Executive in performing services under this Agreement, the Company will pay or reimburse Executive for (a) business class air travel (or first class if business class is not reasonably available) for flights with a scheduled flight time exceeding one (1) hour in duration, and (b) private ground transportation for ground travel that Executive reasonably expects will exceed one (1) hour in duration and, in his reasonable judgement, is necessary or appropriate.

4.2 Vacation. Executive will be entitled to paid vacation time each year during the Employment Term that will accrue in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

4.3 Executive Housing. The Company will pay up to $5,000 per month for executive housing selected by Executive within commuting distance of the Company’s offices in Bakersfield, California. Executive acknowledges and agrees that, as a condition of Executive’s employment hereunder, Executive is required use such executive housing when performing services at the Company’s offices in Bakersfield, California.

4.4 Company Vehicle. For purposes of performance of Executive’s duties in Bakersfield, California, the Company will provide Executive with a vehicle to be agreed upon in accordance with market standards. The vehicle will be owned or leased by the Company, and will be returned to the Company by Executive immediately upon termination of Executive’s employment hereunder. The Company will bear and pay, at its expense, any and all costs of maintenance and repairs, fuel, and any insurance deductibles for the vehicle. Executive will be liable for paying for any parking or traffic fines received in connection with the vehicle.

4.5 Other Employee Benefits. In addition to the foregoing, during the Employment Term, Executive will be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.

5. Termination of Employment.

5.1 Death. Executive’s employment under this Agreement will terminate upon his death.

5.2 Termination by the Company. The Company may terminate Executive’s employment under this Agreement at any time with or without Cause.

5.3 Termination by Executive. Executive may terminate his employment under this Agreement at any time with or without Good Reason. If Executive terminates his employment with Good Reason, Executive will give the Board written notice which will identify with reasonable specificity the grounds for Executive’s resignation and provide the Board with 30 days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if such notice is given by Executive to the Board more than 60 days after the occurrence of the event that Executive alleges is Good Reason for his termination hereunder.

5.4 Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Term (other than termination pursuant to Section 5.1) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 9.9. For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (c) if the Termination Date (as defined herein) is other than the date of receipt of such notice, specifies the Termination Date (which Termination Date will be not more than 30 days after the giving of such notice).

5.5 Disability. If the Board determines in good faith that the Disability (as defined herein) of Executive has occurred during the Employment Term, it may, without breaching this Agreement, give to Executive written notice in accordance with Section 5.4 of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company will terminate effective on the 15th day after receipt of such notice by Executive, provided that, within the 15 days after such receipt, Executive will not have returned to full-time performance of Executive’s duties.

6. Compensation of Executive Upon Termination. Upon termination of the Executive’s employment, Executive will be entitled to the compensation and benefits described in this Section 6 and will have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

6.1 Termination by the Company for Cause or Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause, or if Executive terminates his employment other than for Good Reason, then: (a) the Company will pay Executive any accrued but unpaid Base Salary, and any other amounts that may be reimbursable to Executive as expressly provided under this Agreement, in each case in accordance with the Company’s customary payroll procedures; (b) Executive will be entitled to such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date or as provided by applicable law (the payments and benefits described in clauses (a) and (b) of this Section 6.1, collectively the “Accrued Obligations”); and (c) Executive will not be entitled to receive any unpaid Annual Incentive Bonus for the calendar year immediately preceding the calendar year in which occurs the Termination Date.

6.2 Death or Disability. If Executive’s employment under this Agreement is terminated by reason of his death or Disability, Executive will be entitled to receive the Accrued Obligations, which will be paid or provided (as applicable) to Executive at such time(s) as provided in Section 6.1. In the event of Executive’s death, any amount payable to Executive under this Section 6.2 will be made to the person or persons designated by Executive for that purpose in a notice filed with the Company, or, if no such person will have been so designated, to his estate.

6.3 Non-Renewal by the Company, Without Cause or for Good Reason. If the Company terminates Executive’s employment without Cause or on account of the Company’s failure to renew this Agreement in accordance with Section 2, or Executive terminates his employment for Good Reason, then Executive will be entitled to receive the Accrued Obligations, which will be paid or provided (as applicable) to Executive at such time(s) as provided in Section 6.1, and the severance benefits (the “Severance Benefits”) set forth in clauses (a) through (c) below.

(a) The Company will pay Executive installment payments, payable over 12 months in accordance with the Company’s normal payroll practices (but no less frequently than monthly), which are in the aggregate equal to one times the sum of Executive’s Base Salary and Annual Incentive Bonus for the year in which the Termination Date occurs. The installment payments will begin within 60 days following the Termination Date; provided that, if the Release Execution Period (as defined in Section 6.3(d)(i)) begins in one taxable year and ends in another taxable year, payments will not begin until the beginning of the second taxable year, and, in such case, the first installment payment will include all amounts that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

(b) The Company will reimburse Executive for the cost of COBRA continuation coverage under the Company’s group health plans for the 12-month period following the Termination Date; provided, however, that the benefits described in this Section 6.3(b) may be discontinued by the Company before the end of the 12-month period to the extent that Executive receives substantially similar benefits from a subsequent employer.

(c) Executive will be credited with an additional 12 months of service for purposes of calculating the service-based vesting of any unvested equity awards held by Executive at the Date of Termination. For avoidance of doubt, the foregoing additional service credit shall also apply to any outstanding unvested performance-based equity award held by Executive as of the Date of Termination. Any performance-based equity award (or portion thereof) for which the service-based vesting condition has been satisfied (or deemed satisfied by reason of this Section 6.3(c)) as of the Date of Termination will continue in accordance with the terms of the applicable award agreement and, for avoidance of doubt, will vest or be forfeited in accordance with the terms of the applicable award agreement based on actual performance for the applicable performance period. The settlement of any such performance-based equity award (or portion thereof) will, to the extent earned, occur at such time(s) as such performance-based equity award (or portion thereof) would have been settled had Executive continued his employment with the Company.

(d) Conditions to Receipt of Severance Benefits.

(i) Release. As a condition to receiving any Severance Benefits, Executive will execute a release (the “Release”), which will include an affirmation of the restrictive covenants set forth in Section 7 and a non-disparagement provision, in a form and substance satisfactory to the Company, of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement (including, without limitation, claims arising under Sections 3 and 6 of this Agreement), any claim to vested benefits under an employee benefit plan, any claim arising after the execution of the Release or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to Section 6.9 or any provisions of the Company’s (or any of its subsidiaries’) organizational documents or any directors and officers liability insurance policies maintained by the Company. The Company will provide the Release to Executive for signature within five days after the Termination Date. If the Company has provided the Release to Executive for signature within ten days after the Termination Date and if Executive fails or otherwise refuses to execute the Release within a reasonable time after the Company has provided the Release to Executive, and, in all events no later than 60 days after the Termination Date (the “Release Execution Period”), or if Executive executes and revokes the Release during a revocation period prescribed by applicable law, Executive will not be entitled to any Severance Benefits and the Company will have no further obligations with respect to the provision of those benefits except as may be required by law.

(ii) Limitation on Benefits. If, following a termination of employment that gives Executive a right to Severance Benefits under Section 6.3, Executive violates in any material respect any of the covenants in Section 7 or as otherwise set forth in the Release, Executive will have no further right or claim to any payments or other benefits to which Executive may otherwise be entitled under Section 6.3 from and after the date on which Executive engages in such activities and the Company will have no further obligations with respect to such payments or benefits, and the covenants in Section 7 will nevertheless continue in full force and effect.

6.4 Equity Awards. Notwithstanding anything in this Agreement to the contrary, the treatment of any equity award held by Executive as of his Termination Date (including, without limitation, any Sign-On Equity Award or Annual Equity Award) will be determined in accordance with the terms of the applicable Company equity plan and award agreement.

6.5 Severance Benefits Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that take into account Executive’s income will exclude any and all Severance Benefits and provided under this Agreement.

6.6 Exclusive Severance Benefits. The Severance Benefits, if they become payable under the terms of this Agreement, will be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company.

6.7 Sections 280G and 409A of the Code. Notwithstanding anything in this Agreement to the contrary:

(a) If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Sale of Berry Petroleum or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the (“280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6.7(a), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 6.7(a) will be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code and that maximizes Executive’s economic position and after-tax income; for the avoidance of doubt, Executive will not have any discretion in determining the manner in which the payments and benefits are reduced.

(b) If any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Code, the Company will have the discretion to adjust the terms of such payment or benefit (but not the amount or value thereof) as reasonably necessary to comply with the requirements of Section 409A of the Code to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A of the Code.

(c) Any expense reimbursement payable to Executive under the terms of this Agreement will be paid on or before March 15 of the calendar year following the calendar year in which such reimbursable expense was incurred. The amount of such reimbursements that the Company is obligated to pay in any given calendar year will not affect the amount the Company is obligated to pay in any other calendar year. In addition, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.

6.8 Timing of Payments by the Company. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is a “specified employee” (as determined under Section 409A of the Code) at the time of the separation from service triggering the payment or provision of benefits, any payment or benefit under this Agreement which is determined to provide for a deferral of compensation pursuant to Section 409A of the Code will not commence being paid or made available to Executive until after six months from the Termination Date that constitutes a separation from service within the meaning of Section 409A of the Code.

6.9 Indemnification. If Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive, Berry Petroleum, or the Company related to any contest or dispute between Executive and Berry Petroleum or the Company or any of their subsidiaries or affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of Berry Petroleum or the Company, or any subsidiary or affiliate of Berry Petroleum or the Company, or is or was serving at the request of Berry Petroleum or the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive will be indemnified and held harmless by Berry Petroleum and the Company to the maximum extent permitted under applicable law and, as applicable, Berry Petroleum’s or the Company’s organizational documents, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). During the Employment Term and for a period of six years thereafter, Berry Corporation and the Company will purchase and maintain, at their own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of Berry Petroleum and the Company.

7. Restrictive Covenants.

7.1 Confidential Information.

(a) Confidentiality. Executive hereby acknowledges that in connection with his employment by the Company he will be exposed to and may obtain certain Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Executive or otherwise has been or is made available to him) regarding the business and operations of the Company, Berry Petroleum, and their subsidiaries or affiliates. Executive further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Company, Berry Petroleum, or their direct or indirect subsidiaries relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company, Berry Petroleum, or their direct or indirect subsidiaries, whether oral or in written form. Executive agrees that all Confidential Information is and will remain the property of the Company, Berry Petroleum, or their direct or indirect subsidiaries, as the case may be. Executive further agrees, except for disclosures occurring in the good faith performance of his duties for the Company, Berry Petroleum, or their direct or indirect subsidiaries, during the Employment Term, Executive will hold in the strictest confidence all Confidential Information, and will not, both during the Employment Term and for a period of five years after the Termination Date, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for his own benefit or profit or allow any person, entity or third party, other than the Company, Company, or their direct or indirect subsidiaries and authorized executives of the same, to use or otherwise gain access to any Confidential Information. Executive will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by Executive or his agent or other representative or becomes available to Executive on a non-confidential basis from a source other than the Company, Berry Petroleum, or their direct or indirect subsidiaries. Further, Executive will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company or Berry Petroleum; provided, however, that if and when such a disclosure is required by law, Executive promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.

(b) SEC Provisions. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC. This Section 7.1(b) applies only for the period of time that the Company is subject to the Dodd-Frank Act.

(c) Trade Secrets. The parties specifically acknowledge that 18 U.S.C. § 1833(b) provides: “An individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(i) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, notwithstanding anything to the contrary in the foregoing, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.

7.2 Return of Property. Executive agrees to deliver promptly to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all documents received by Executive in connection with the performance of his duties hereunder relating to the business of the Company, Berry Petroleum, or their direct or indirect subsidiaries, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Company, Berry Petroleum, or their direct or indirect subsidiaries and all copies thereof and therefrom; provided, however, that Executive will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to Executive’s rights under this Agreement, copies of this Agreement and any attendant or ancillary documents specifically including any documents referenced in this Agreement and copies of any documents related to Executive’s equity incentive awards and other compensation.

7.3 Non-Compete Obligations.

(a) Non-Compete Obligations During Employment Term. Executive agrees that, during the Employment Term:

(i) Executive will not, other than through the Company or Berry Petroleum, engage or participate in any manner, whether directly or indirectly as an employee, employer, consultant, agent, principal, partner, more than 1% shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in direct competition anywhere in the United States with the Company, Berry Petroleum, or any of their direct or indirect subsidiaries, in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products; and

(ii) Executive will not (directly or indirectly through any family members or other persons) knowingly permit any of his controlled affiliates to invest or otherwise participate alongside the Company, Berry Petroleum, or their direct or indirect subsidiaries, in any Business Opportunity.

Notwithstanding the foregoing, nothing in this Section 7.3(a) will be deemed to prohibit Executive from owning, or otherwise having an interest in, less than 1% of any publicly owned entity or 3% or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set forth above, provided that Executive has no active role with respect to any investment by such fund in any entity.

(b) Non-Compete Obligations After Termination Date. Executive agrees that some restrictions on Executive’s activities after Executive’s employment are necessary to protect the goodwill, Confidential Information, and other legitimate interests of the Company, Berry Petroleum, and their direct and indirect subsidiaries. The Company has and following the Effective Date the Company will provide Executive with access to and knowledge of Confidential Information and trade secrets and will place Executive in a position of trust and confidence with the Company, and Executive will benefit from the Company’s goodwill. The restrictive covenants below are necessary to protect the Company’s and Berry Petroleum’s legitimate business interests in their Confidential Information, trade secrets and goodwill. Executive further understands and acknowledges that the Company’s and Berry Petroleum’s ability to reserve these for the exclusive knowledge and use of the Company and Berry Petroleum is of great competitive importance and commercial value to the Company and Berry Petroleum and that the Company and Berry Petroleum would be irreparably harmed if Executive violates the restrictive covenants below. In recognition of the consideration provided to Executive as well as the imparting to Executive of Confidential Information, including trade secrets, and for other good and valuable consideration, Executive hereby agrees that Executive will not engage or participate in any manner, whether directly or indirectly as an employee, employer, consultant, agent principal, partner, more than 1% shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity during the two year period following the Termination Date, in any business or activity which is in direct competition with the business of the Company, Berry Petroleum, or their direct or indirect subsidiaries in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products within the boundaries of, or within a ten-mile radius of the boundaries of, any mineral property interest of any of the Company, Berry Petroleum, or their direct or indirect subsidiaries (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company or any direct or indirect subsidiary, and any third party) or any other property on which any of the Company, Berry Petroleum, or their direct or indirect subsidiaries has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Termination Date or as of the end of the six-month period following such Termination Date; provided, that, this Section 7.3(b) will not preclude Executive from making investments in securities of oil and gas companies which are registered on a national stock exchange, if the aggregate amount owned by Executive and all family members and affiliates does not exceed 3% of such company’s outstanding securities.

(c) Certain Personal Investments. The parties hereto acknowledge and agree that Executive’s ownership interest in or other involvement with TS&J Consulting, LLC, or any other entity that Executive may create and have a controlling interest (each, a “Covered Entity”), shall not violate this Section 7.3 unless Executive directly or indirectly informs the Covered Entity of, or permits or causes the Covered Entity to invest or participate in, a Business Opportunity without the prior written consent of the Board following Executive’s full disclosure to the Board of such Business Opportunity. Executive covenants and agrees to promptly notify the Board of all material facts relating to any business or activity of a Covered Entity that Executive knows or should know to be in direct competition anywhere in the United States with the Company, Berry Petroleum, or any of their direct or indirect subsidiaries, in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products. The Company or Berry Petroleum may, in good faith, take such reasonable action with respect to Executive’s performance of his duties, responsibilities and authorities as set forth in Sections 1.1 and 1.2 of this Agreement as it deems necessary and appropriate to protect its legitimate business interests with respect to any actual or apparent conflict of interest reasonably arising from a Covered Entity’s business activities.

(d) Board Permission. Without limiting this Section 7.3, Executive may, in his sole discretion, bring proposed activities of a Covered Entity to the attention of the Board and request that the Board review the proposed activities upon full disclosure to the Board of all material facts concerning the proposed activity, and inform the Executive in writing as to whether such proposed activities violate this Section 7.3. The Board’s written determination in this matter shall not be unreasonably withheld and it shall conclusively bind the parties hereto.

7.4 Non-Solicitation. During the Employment Term and for a period of two years after the Termination Date, Executive will not, whether for his own account or for the account of any other Person (other than the Company, Berry Petroleum, or their direct or indirect subsidiaries), (i) intentionally solicit, endeavor to entice away from the Company, Berry Petroleum, or their direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company, Berry Petroleum, or their direct or indirect subsidiaries with, any person who is employed by the Company, Berry Petroleum, or any of their direct or indirect subsidiaries (including any independent sales representatives or organizations), or (ii) using Confidential Information, solicit, endeavor to entice away from the Company, Berry Petroleum, or any of their direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company, Berry Petroleum, or any of their direct or indirect subsidiaries with, any client or customer of the Company, Berry Petroleum, or any of their direct or indirect subsidiaries in direct competition with the Company, Berry Petroleum, or any of their direct or indirect subsidiaries.

7.5 Assignment of Developments. The Employee assigns and agrees to assign without further compensation to the Company and its successors, assigns or designees, all of Executive’s right, title and interest in and to all Business Opportunities and Intellectual Property (as those terms are defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by Executive during the Employment Term, or originated by any third party and brought to the attention of Executive during the Employment Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

For purposes of this Agreement, “Intellectual Property” will mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Executive prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which Executive discovers, conceives, invents, creates or develops, alone or with others, during the Employment Term, if such discovery, conception, invention, creation or development (a) occurs in the course of Executive’s employment with the Company, or (b) occurs with the use of any of the time, materials or facilities of the Company or its direct or indirect subsidiaries, or (c) in the good faith judgment of the Board, relates or pertains in any material way to the purposes, activities or affairs of the Company, Berry Petroleum, or their direct or indirect subsidiaries.

Notwithstanding anything contained in this Section 7.5 to the contrary, no such business idea, prospect, proposal or other opportunity will constitute a “Business Opportunity”, nor shall any item constitute “Intellectual Property,” unless it would reasonably be expected to materially benefit the Company, Berry Petroleum, or any of their direct or indirect subsidiaries, regardless of whether any of the Company, Berry Petroleum, or their direct or indirect subsidiaries ultimately participates in such business or activity. For avoidance of doubt, the Executive may, in the Executive’s sole discretion, bring proposed activities of a Covered Entity that he reasonably believes may constitute a Business Opportunity and/or Intellectual Property to the attention of the Board, and request that the Board review the proposed activities upon full disclosure to the Board of all material facts concerning the proposed activity, and inform the Executive in writing as to whether such proposed activities constitute a Business Opportunity or an Intellectual Property item as defined in this Section 7.5. The Board’s written determination in this matter shall not be unreasonably withheld and it shall conclusively bind the parties hereto.

7.6 Injunctive Relief. Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material, irreparable injury to the Company or Berry Petroleum for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company or Berry Petroleum will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7.

7.7 Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 7 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

7.8 Forfeiture Provision. If Executive engages in any activity that materially violates any covenant or restriction contained in this Section 7, and such violation causes material harm to the Company, Berry Petroleum, or any of their direct or indirect subsidiaries, in addition to any other remedy the Company may have at law or in equity, (i) Executive will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, and (ii) all forms of equity compensation held by or credited to Executive will terminate effective as of the date on which Executive engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements.

8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) “Cause” means any of the following: (i) Executive’s repeated failure to fulfill substantially his material obligations with respect to his employment (which failure, if able to be cured, remains uncured or continues or recurs thirty (30) days after written notice from the Board); (ii) Executive’s conviction of or plea of guilty or nolo contendere to a felony or to a crime involving moral turpitude resulting in material financial or reputational harm to the Company, Berry Petroleum, or any of their subsidiaries or affiliates; (iii) Executive’s engaging in conduct that constitutes gross negligence or gross misconduct in carrying out his duties with respect to his employment hereunder; (iv) a material violation by Executive of any non-competition or non-solicitation provision, or of any confidentiality provision, contained in this Agreement or any agreement between Executive and the Company, Berry Petroleum, or any of their subsidiaries or affiliates; (v) any act by Executive involving dishonesty relating to the business of the Company, Berry Petroleum, or any of their subsidiaries or affiliates that adversely and materially affects the business of the Company, Berry Petroleum, or any of their subsidiaries or affiliates; or (vi) a material breach by Executive of the Company’s written code of ethics or any other material written policy or regulation of the Company, Berry Petroleum, or any of their subsidiaries or affiliates governing the conduct of its employees or contractors (which breach, if able to be cured, remains uncured or continues or recurs 30 days after written notice from the Board).

(b) “Disability” means the earlier of (a) written determination by a physician selected by the Company and reasonably agreed to by Executive that Executive has been unable to perform substantially his usual and customary duties under this Agreement for a period of at least 120 consecutive days or a non-consecutive period of 180 days during any 12-month period as a result of incapacity due to mental or physical illness or disease; and (b) “disability” as such term is defined in the Company’s applicable long-term disability insurance plan. At any time and from time to time, upon reasonable request therefor by the Company, Executive will submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. Any physician selected by the Company will be Board Certified in the appropriate field, will have no actual or potential conflict of interest, and may not be a physician who has been retained by the Company for any purpose within the prior three years.

(c) “Good Reason” means the occurrence of any of the following without Executive’s written consent: (a) material diminution in Executive’s position, duties, responsibilities, or reporting requirements from those held and/or assigned to Executive; (b) a material reduction in base salary, other than any across-the-board reduction of cash compensation applicable to all senior executives of the Company; or (c) a material breach by the Company of its obligations under the employment agreement or any equity award agreement with Executive, as applicable.

(d) “Sale of Berry Petroleum” means the first to occur of:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding equity interests of Berry Petroleum (the “Outstanding Company Equity”) or (B) the combined voting power of the then-outstanding voting securities of Berry Petroleum entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 8(d)(i), the following acquisitions will not constitute a Sale of the Company: (1) any acquisition directly from Berry Petroleum (including, for avoidance of doubt, an initial public offering of Berry Petroleum stock), (2) any acquisition by Berry Petroleum, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section 8(d)(iii)(X), Section 8(d)(iii)(Y), or Section 8(d)(iii)(Z);

(ii) Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Berry Petroleum’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii) Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Berry Petroleum or any of its subsidiaries, (B) a sale or other disposition of assets of Berry Petroleum that have a total gross fair market value (i.e., determined without regard to any liabilities associated with such assets) equal to or more than 75% of the total gross fair market value of all of the assets of Berry Petroleum immediately prior to such sale or other disposition, or (C) the acquisition of assets or equity interests of another entity by Berry Petroleum or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (X) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Equity and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns Berry Petroleum or all or substantially all of Berry Petroleum’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Equity and the Outstanding Company Voting Securities, as the case may be, (Y) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Berry Petroleum or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (X) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

9. Miscellaneous.

9.1 Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

9.2 Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by Executive and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

9.3 Legal Fees Incurred in Negotiating the Agreement. The Company will pay or reimburse Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $20,000, provided that any such payment will be made on or before March 15 of the calendar year immediately following the Effective Date.

9.4 California State Income Taxes. During the Employment Term, the Company and Executive hereby agree to take all reasonable precautions to ensure that no amount payable to Executive under this Agreement is subject to California state income tax. If the Company pays Executive an amount under this Agreement that is determined to be subject to California state income tax (any such payment, a

“CA Taxable Payment”), then the Company will pay Executive an additional amount (a “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any California state income tax on the amount, and any Federal, state and local income and employment taxes on the Gross-Up Payment, equals the CA Taxable Payment. Except as otherwise provided in a written agreement between the Company and Executive, any determination required under this Section 9.4 will be made in good faith by the Company, and agreed to by Executive.

9.5 Entire Agreement. This Agreement, together with any attendant or ancillary documents, specifically including, but not limited to (a) all documents referenced in this Agreement and (b) the written policies and procedures of the Company and Berry Petroleum, embodies the entire understanding of the parties hereto, and, upon the Effective Date, will supersede all other oral or written agreements or understandings between them regarding the subject matter hereof. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement or the other documents referenced in this Section 9.5.

9.6 Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware other than the conflict of laws provision thereof.

9.7 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. In the event of any dispute, controversy or claim between the Company or Berry Petroleum and Executive arising out of or relating to the interpretation, application or enforcement of the provisions of this Agreement, the Company, Berry Petroleum, and Executive agree and consent to the personal jurisdiction of the state and local courts of Dallas County, Texas and/or the United States District Court for the Northern District of Texas, Dallas Division for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have any jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The Company, Berry Petroleum, and Executive also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company or Berry Petroleum at the address of their principal executive offices and to Executive at his last known address as reflected in the Company’s records.

9.8 Withholding of Taxes. The Company will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally will be required to be withheld.

9.9 Survival. Provisions of this Agreement will survive any termination of Executive’s employment if so provided or if necessary or desirable to fully accomplish the purposes of the other surviving provisions, including, without limitation, the obligations of Executive under Sections 7 and 9 and the obligations of the Company under Sections 4, 6, and 9.4.

9.10 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).

To the Company:

Berry Petroleum Company, LLC

Attn: Chief Legal Officer

5201 Truxtun Avenue

Bakersfield, CA 93309-0640

To Berry Petroleum:

Berry Petroleum Corporation

Attn: Chief Legal Officer

5201 Truxtun Avenue

Bakersfield, CA 93309-0640

To Executive:

At the address reflected in the Company’s written records.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

9.11 Attorneys’ Fees. Should any party to this Agreement seek to enforce any of the provisions hereof or to protect his or its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable attorneys’ fees, costs, and expenses expended or incurred in connection therewith.

9.12 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

9.14 Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

9.15 Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

9.16 Capacity; No Conflicts. Executive represents and warrants to the Company that: (a) he has full power, authority and capacity to execute and deliver this Agreement, and to perform his obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound, and (c) this Agreement is his valid and binding obligation, enforceable in accordance with its terms. Executive warrants and represents that he has actual authority to enter into this Agreement as the authorized act of the indicated entities.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BERRY PETROLEUM COMPANY, LLC

By: BERRY PETROLEUM CORPORATION, its sole member

By:	/s/ Brent Buckley
Name: Brent Buckley
Title: Chairman of the Board of Directors

EXECUTIVE /s/ Arthur T. Smith
Arthur T. Smith

For the limited purposes set forth herein:

BERRY PETROLEUM CORPORATION

By:	/s/ Brent Buckley
Name: Brent Buckley
Title: Chairman of the Board of Directors

[Signature Page to Executive Employment Agreement]